EXHIBIT 4.12

                             FINDER'S FEE AGREEMENT

THIS FINDER'S FEE AGREEMENT (the "AGREEMENT") made and entered into as of this 25th day of November, 2003 (the "EFFECTIVE DATE"), by and between e-SIM Ltd. ("E-SIM") and Tomer Zimerman ("ZIMERMAN"), with respect to the following:

WHEREAS the Parties wish to establish the terms under which Zimerman shall be entitled to a finder's (success) fee for locating investors in e-SIM;

     NOW THEREFORE, in consideration of the agreements, covenants, and conditions hereinafter set forth, it is agreed by the parties as follows:

     1. Zimerman will locate parties interested in investing funds in e-SIM (the "INVESTOR"). Zimerman will introduce these Investors to e-SIM, and will be actively involved in the efforts towards negotiating and closing agreements between Investors and e-SIM for the investment of funds in e-SIM (the "INVESTMENT Agreement"). In the event that Zimerman's abovementioned efforts lead to an Investment Agreement, e-SIM shall award Zimerman a commission of five
(5) percent of the number of e-SIM's ordinary shares issued pursuant to an Investment Agreement that is duly signed and executed (the "FINDER'S SHARES").

     2. The Finder's Shares shall be issued on the same day as e-SIM's ordinary shares are issued to an Investor pursuant to an Investment Agreement.

     3. The Finder's Shares issued to Zimerman pursuant to the terms and conditions of this Agreement shall constitute the full and complete consideration due to Zimerman in respect of all efforts and activities performed by Zimerman in connection with e-SIM. Furthermore, unless otherwise agreed in advance in writing by e-SIM, such Finder's Shares include full compensation and reimbursement for all obligations, charges and costs of whatever nature incurred and/or to be incurred by Zimerman.

     4. It is understood and agreed that e-SIM does not grant Zimerman any exclusivity whatsoever, and e-SIM, at its sole discretion, shall be entitled to engage others for performance of services as provided by Zimerman under this Agreement.

     5. Zimerman shall not disclose any confidential information of e-Sim to any other person except to Investors in performance of services as provided by Zimerman under this agreement and subject to signature by Investors of a non-disclosure agreement in a form approved in advance by e-SIM.

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     6. During the term of this Agreement and for a period of 24 months thereafter, Zimerman shall not be involved in locating investors for any person or entity that engages in business similar to that of e-SIM.

     7. It is understood and agreed that Zimerman has no authority to incur any liability on behalf of e-Sim or in any way to pledge e-Sim's credit and/or to submit or accept on behalf of e-Sim any proposal, contract, offer and/or order.

     8. Zimerman is acting herein solely as an independent contractor and not as an agent or representative. Zimerman shall not be considered an employee of e-SIM. Nothing herein shall be construed to create employer-employee relations between e-SIM and the Zimerman.

     9. Zimerman hereby declares and guarantees that the performance of services by him for e-SIM as provided for in this Agreement is unrelated to any activities performed by him in his capacity as an employee of Investec Ltd. or any other employer (the "Employer") and that his employment by the Employee shall not interfere with the performance of his obligations hereunder.

     10. Zimerman hereby undertakes to indemnify e-SIM for any claim made by an Employer to e-SIM to receive compensation pursuant to an Investment Agreement or any other transaction contemplated hereunder.

     11. This Agreement shall have an initial term of one year, commencing as of November 25, 2003 and can be renewed upon the written consent of both parties, however this Agreement may be canceled with 30 days written notice by either party without cause.

     12. One year after the expiration of this Agreement, Zimerman shall not be entitled to any further commission, fee, consideration or reimbursement of any nature deriving from this Agreement in respect of investments or financing in e-SIM.

     13. Any dispute arising out of this Agreement shall be construed in accordance with and governed by the laws of Israel and shall be decided by arbitration which will take place in Israel. The seat of arbitration will be Jerusalem.

     14. This Agreement constitutes the entire agreement and replaces all previous agreements between the parties and may be modified only by a written instrument signed by both parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

/s/ Tomer Zimerman                                   /s/ e-SIM Ltd.